Exhibit 4.7

THIS INSTRUMENT AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR UPON RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.

CONVERTIBLE PROMISSORY NOTE

No. CN-[NUMBER]	Date of Issuance
US$[PRINCIPAL AMOUNT]	[DATE]

FOR VALUE RECEIVED, WaveTech Group, Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of [HOLDER NAME] (the “Holder”), the principal sum of US$[PRINCIPAL AMOUNT] (the “Principal Amount”), together with interest thereon from the date of issuance of this convertible promissory note (this “Note”). Interest will accrue at a simple rate of four percent (4%) per annum. Unless earlier converted into Conversion Shares (as defined below), the principal and accrued interest of this Note will be due and payable by the Company at any time on or after the second anniversary of the date of issuance stated above (the “Maturity Date”) at the Company’s election.

This Note is one of a series of convertible promissory notes (collectively, the “Series 1 Notes”) issued by the Company to investors with identical terms and on the same form as set forth herein (except that the holder, principal amount and date of issuance may differ in each Note). Capitalized terms not otherwise defined in this Note will have the meanings set forth in Section 3.1.

1. Payment. All payments will be made in lawful money of the United States of America at the principal office of the Company, or at such other place as the Holder may from time to time designate in writing to the Company. Payment will be credited first to accrued interest due and payable, with any remainder applied to principal. Except in the event of a Corporate Transaction (as set forth in Section 3.3), prepayment of principal, together with accrued interest, may not be made without the written consent of the Company and the holders (the “Requisite Noteholders”) of in excess of fifty percent (50%) of the aggregate principal amount of the Series 1 Notes. The Company reserves the right to withhold all or any part of annual interest accruing under this Note until the Maturity Date or, in lieu of payment thereof, issue shares of Equity Securities to the Holder in accordance with the terms hereof.

2. Security. This Note is a general unsecured obligation of the Company.

3. Conversion. This Note will be convertible into Equity Securities pursuant to the following terms.

3.1 Definitions.

(a) “Common Stock” means the Company’s common stock, par value US$0.01 per share.

(b) “Conversion Shares” (for purposes of determining the type of Equity Securities issuable upon conversion of this Note) means:

(i) with respect to a conversion pursuant to Section 3.2, shares of the Equity Securities issued in the Next Equity Financing;

(ii) with respect to a conversion pursuant to Section 3.3, shares of Common Stock; and

(iii) with respect to a conversion pursuant to Section 3.4, shares of Common Stock.

(c) “Conversion Price” means (rounded to the nearest 1/100th of one cent):

(i) with respect to a conversion pursuant to Section 3.2, the product of (x) 100% less the Discount and (y) the lowest per share purchase price of the Equity Securities issued in the Next Equity Financing;

(ii) with respect to a conversion pursuant to Section 3.3, the quotient resulting from dividing (x) the Valuation Cap by (y) the Fully Diluted Capitalization immediately prior to the closing of the Corporate Transaction; and

(iii) with respect to a conversion pursuant to Section 3.4, the quotient resulting from dividing (x) the Valuation Cap by (y) the Fully Diluted Capitalization immediately prior to such conversion.

(d) “Corporate Transaction” means:

(i) the closing of the sale, transfer or other disposition, in a single transaction or series of related transactions, of all or substantially all of the Company’s assets;

(ii) the consummation of a merger or consolidation of the Company with or into another entity (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold a majority of the outstanding voting securities of the capital stock of the Company or the surviving or acquiring entity immediately following the consummation of such transaction); or

(iii) the closing of the transfer (whether by merger, consolidation or otherwise), in a single transaction or series of related transactions, to a “person” or “group” (within the meaning of Section 13(d) and Section 14(d) of the Exchange Act), of the Company’s capital stock if, after such closing, such person or group would become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the outstanding voting securities of the Company (or the surviving or acquiring entity).

For the avoidance of doubt, a transaction will not constitute a “Corporate Transaction” if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately prior to such transaction. Notwithstanding the foregoing, the sale of Equity Securities in a bona fide financing transaction will not be deemed a “Corporate Transaction.”

(e) “Discount” means twenty percent (20%).

(f) “Equity Securities” means (i) Common Stock; (ii) any securities conferring the right to purchase Common Stock; or (iii) any securities directly or indirectly convertible into, or exchangeable for (with or without additional consideration) Common Stock. Notwithstanding the foregoing, the following will not be considered “Equity Securities”: (A) any security granted, issued or sold by the Company to any director, officer, employee, consultant or adviser of the Company for the primary purpose of soliciting or retaining their services; (B) any convertible promissory notes (including this Note) issued by the Company; and (C) any SAFEs that have been issued by the Company.

(g) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(h) “Fully Diluted Capitalization” means the number of issued and outstanding shares of the Company’s capital stock, assuming (i) the conversion or exercise of all of the Company’s outstanding convertible or exercisable securities, including shares of convertible Preferred Stock and all outstanding vested or unvested options or warrants to purchase the Company’s capital stock; and (ii) solely for purposes of Section 3.1(c)(i) and 3.1(c)(iii), the issuance of all shares of the Company’s capital stock reserved and available for future issuance under any of the Company’s existing equity incentive plans or any equity incentive plan created or expanded in connection with the Next Equity Financing. Notwithstanding the foregoing, “Fully Diluted Capitalization” excludes: (A) any convertible promissory notes (including this Note) issued by the Company; (B) any SAFEs issued by the Company; and (C) any Equity Securities that are issuable upon conversion of any outstanding convertible promissory notes or SAFEs.

(i) “Next Equity Financing” means the next sale (or series of related sales) by the Company of its Equity Securities following the date of issuance of this Note from which the Company receives gross proceeds of not less than $10 million (excluding, for the avoidance of doubt, the aggregate principal amount of the Series 1 Notes).

(j) “Preferred Stock” means all series of the Company’s preferred stock, whether now existing or hereafter created.

(k) “SAFE” means any simple agreement for future equity (or other similar agreement) which is issued by the Company for bona fide financing purposes and which may convert into the Company’s capital stock in accordance with its terms.

(l) “Securities” means this Note, the Conversion Shares, and any Common Stock issuable upon conversion of the Conversion Shares.

(m) “Securities Act” means the Securities Act of 1933, as amended.

(n) “Subscription Agreement” means the agreement by which the Holder subscribed for purchase of the Note.

(o) “Valuation Cap” means $104 million.

3.2 Next Equity Financing Conversion. The principal balance and unpaid accrued interest on this Note will automatically convert into Conversion Shares upon the closing of the Next Equity Financing. The number of Conversion Shares the Company issues upon such conversion will equal the quotient (rounded down to the nearest whole share) obtained by dividing (x) the outstanding principal balance and unpaid accrued interest under this Note on a date that is no more than five (5) days prior to the closing of the Next Equity Financing by (y) the applicable Conversion Price. At least five (5) days prior to the closing of the Next Equity Financing, the Company will notify the Holder in writing of the terms of the Equity Securities that are expected to be issued in such financing. The issuance of Conversion Shares pursuant to the conversion of this Note will be on, and subject to, the same terms and conditions applicable to the Equity Securities issued in the Next Equity Financing.

3.3 Corporate Transaction Conversion. In the event of a Corporate Transaction prior to the conversion of this Note pursuant to Section 3.2 or Section 3.4 or the repayment of this Note, at the closing of such Corporate Transaction, this Note will convert into that number of Conversion Shares equal to the quotient (rounded down to the nearest whole share) obtained by dividing (x) the outstanding principal balance and unpaid accrued interest of this Note on a date that is no more than five (5) days prior to the closing of such Corporate Transaction by (y) the applicable Conversion Price.

3.4 Maturity Conversion. At any time on or after the Maturity Date, at the election of Company, this Note will convert into that number of Conversion Shares equal to the quotient (rounded down to the nearest whole share) obtained by dividing (x) the outstanding principal balance and unpaid accrued interest of this Note on the date of such conversion by (y) the applicable Conversion Price.

3.5   Conversion Upon Merger into a SPAC. In the event of the merger of the Company into a public special purpose acquisition company (a “SPAC”) or an affiliate thereof prior to the conversion of this Note pursuant to Section 3.2, Section 3.3 or Section 3.4 or the repayment of this Note, at the closing of such merger, this Note will automatically convert into that number of shares of common stock of the SPAC equal to the number of shares of common stock of the SPAC that would be issued to the Holder in such merger if the Holder had converted this Note to Conversion Shares pursuant to Section 3.3 immediately prior to the closing of such merger.

4. Representations and Warranties of the Company. In connection with the transactions contemplated by this Note, the Company hereby represents and warrants to the Holder as follows:

4.1 Due Organization; Qualification and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify or to be in good standing would have a material adverse effect on the Company.

4.2 Authorization and Enforceability. Except for the authorization and issuance of the Conversion Shares, all corporate action has been taken on the part of the Company and its officers, directors and stockholders necessary for the authorization, execution and delivery of this Note. Except as may be limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights, the Company has taken all corporate action required to make all of the obligations of the Company reflected in the provisions of this Note valid and enforceable in accordance with its terms.

5. “Market Stand-Off” Agreement.

5.1 The Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s first underwritten public offering (the “IPO”) of its Common Stock under the Securities Act, and ending on the date specified by the Company and the managing underwriter(s) (such period not to exceed one hundred eighty (180) days, or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports, and (ii) analyst recommendations and opinions): (A) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock (whether such shares or any such securities are then owned by the Holder or are thereafter acquired); or (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities; whether any such transaction described in clause (A) or (B) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise.

5.2 The provisions of Section 5.1 will: (a) apply only to the IPO and will not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement; (b) not apply to the transfer of any shares to any trust for the direct or indirect benefit of the Holder or the immediate family of the Holder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer will not involve a disposition for value; and (c) be applicable to the Holder only if all officers and directors of the Company are subject to the same restrictions and the Company uses commercially reasonable efforts to obtain a similar agreement from all stockholders individually owning more than 5% of the outstanding Common Stock. Notwithstanding anything herein to the contrary, the underwriters in connection with the IPO are intended third-party beneficiaries of this Section 5 and will have the right, power and authority to enforce the provisions hereof as though they were a party hereto. The Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with the IPO that are consistent with this Section 5 or that are necessary to give further effect thereto.

5.3 In order to enforce the covenants in this Section 5, the Company may impose stop transfer instructions with respect to the Holder’s registrable securities of the Company (and the Company shares or securities of every other person subject to the foregoing restriction) until the end of such period. The Holder agrees that a legend reading substantially as follows will be placed on all certificates representing all of the Holder’s registrable securities of the Company (and the Company shares or securities of every other person subject to the restriction contained in this Section 5:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD BEGINNING ON THE EFFECTIVE DATE OF THE COMPANY’S REGISTRATION STATEMENT FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE COMPANY’S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SECURITIES.

6. Further Limitations on Disposition. The Holder further agrees not to make any disposition of all or any portion of the Securities unless and until the transferee has agreed in writing for the benefit of the Company to make the undertaking set out in Section 5 and: (i) there is then in effect a registration statement under the Securities Act covering such proposed disposition, and such disposition is made in connection with such registration statement; or (ii) the Holder has (A) notified the Company of the proposed disposition; (B) furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition; and (C) if requested by the Company, furnished the Company with an opinion of counsel reasonably satisfactory to the Company that such disposition will not require registration under the Securities Act. The Holder agrees not to make any disposition of any of the Securities to the Company’s competitors, as determined in good faith by the Company.

7. Miscellaneous.

7.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Note will inure to the benefit of, and be binding upon, the respective successors and assigns of the Company and the Holder; provided, however, that the Company may not assign its obligations under this Note without the written consent of the Requisite Noteholders. This Note is for the sole benefit of the Company and the Holder and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or will confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Note.

7.2 Choice of Law. This Note, and all matters arising out of or relating to this Note, whether sounding in contract, tort, or statute will be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Delaware.

7.3 Amendments and Waivers. Any term of this Note may be amended and the observance of any term may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and the Holder. Any waiver or amendment effected in accordance with this Section 7.3 will be binding upon each future holder of this Note and the Company. The Company’s agreements with each of the holders of the Series 1 Notes are separate agreements, and the sales of the Notes to each of the holders thereof are separate sales. Notwithstanding the foregoing, any term of this Note and the other Series 1 Notes may be amended and the observance of any term may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and the Requisite Noteholders. Any waiver or amendment effected in accordance with this Section 7.3 will be binding upon each holder of a Series 1 Note and each future holder of all such Series 1 Notes.

7.4 Notices. All notices and other communications given or made pursuant hereto will be in writing and will be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by email or confirmed facsimile; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications will be sent to the Company at the address shown on the signature page hereto or to the Holder at the address set forth on the signature page to the Holder’s Subscription Agreement (or to such email address, facsimile number or other address as subsequently modified by written notice given in accordance with this Section 7.4).

7.5 Titles and Subtitles. The titles and subtitles used in this Note are included for convenience only and are not to be considered in construing or interpreting this Note.

7.6 Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Note, the prevailing party will be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

7.7 Acknowledgment. For the avoidance of doubt, it is acknowledged that the Holder will be entitled to the benefit of all adjustments in the number of shares of the Company’s capital stock as a result of any splits, recapitalizations, combinations or other similar transactions affecting the Company’s capital stock underlying the Conversion Shares that occur prior to the conversion of this Note.

7.8 Compulsory Forum; Service of Process.

(a) Except as otherwise provided in Section 7.8(b), unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery located in the City of Wilmington, Delaware, County of New Castle, or, if jurisdiction can be acquired, in the United States District Court for the District of Delaware, shall be the sole and exclusive forums for any action or proceeding seeking to enforce, or to construe or determine the validity of, any term or provision of this Note, or based on any right arising out of this Note.

(b) Notwithstanding anything to the contrary in Section 7.8(a), unless the Company consents in writing to the selection of an alternative forum, the United States District Court for the District of Delaware shall be the sole and exclusive forum for any complaint asserting a cause of action under the Securities Act or the Exchange Act, or any rule or regulation promulgated thereunder, subject to said court having personal jurisdiction over the indispensable parties named as defendants therein.

(c) If any action the subject matter of which is within the scope of this Section 7.8 is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any holder of this Note or stockholder of the Company, each such holder or stockholder shall be deemed to have consented to: (i) the personal jurisdiction of the foregoing state and federal courts located within the State of Delaware (and of the appropriate appellate courts) in connection with any action brought in any such court to enforce this Section 7.8 (an “Enforcement Action”), and (ii) having service of process made upon such holder or stockholder in any such Enforcement Action by service upon such holder’s or stockholder's counsel in the Foreign Action as agent for such holder or stockholder. In all other actions within the scope of this Section 7.8, service of process may be delivered by commercial overnight courier at the holder’s or stockholder’s last known address in the records of the Company. Each such holder or stockholder expressly waives service in any other form provided under this Section 7.8, whether under Delaware law, the Hague Convention protocols, or otherwise.

7.9 Waiver of Jury Trial. THE HOLDER HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER REPRESENTS AND WARRANTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

IN WITNESS WHEREOF, the Company has executed and delivered this Note to the Holder as of the date first written above.

WaveTech Group, Inc.

By:

Name:

Title:

Address:

Email Address:

Title